Exhibit 8.1

[Hunton & Williams Letterhead]

February 6, 2003

E*TRADE Mortgage Backed Securities Corporation

671 North Glebe Road

Arlington, VA 22203

Ladies and Gentlemen:

We have acted as counsel to E*TRADE Mortgage Backed Securities Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of pass-through certificates (the “Certificates”) or mortgage-backed notes (“Notes”), issuable in one or more series by separate trusts (each, a “Trust”) to be established by the Company. Certificates will be issued pursuant to the form of pooling and servicing agreement, among the Company, the trustee to be named therein and a master servicer also to be named therein (the “Pooling and Servicing Agreement”). The Notes will be issued pursuant to the form of indenture, between a Trust and to be named therein and the trustee also to be named therein (the “Indenture”).

We have reviewed the originals or copies of (i) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto; (ii) the form of trust agreement, between the Company and an owner trustee to be named therein (the “Trust Agreement”); (iii) the Indenture, including the forms of Notes annexed thereto, (iv) the Registration Statement, the prospectus and the related prospectus supplement included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no

E*TRADE Mortgage Backed Securities Corporation

February 6, 2003

assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates or the Notes under the laws of any state.

Very truly yours,

/s/ Hunton & Williams